EXHIBIT 99.1
1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321

Superior Energy Services, Inc. Announces Resignation of Richard Bachmann as
Director Resulting from Upcoming New York Stock Exchange Rule Changes

HARVEY, La.--(BUSINESS WIRE)--Oct. 29, 2004--Superior Energy Services, Inc. ("Superior") (NYSE: SPN) today announced that Richard Bachmann, President, CEO and Chairman of Energy Partners, Ltd. (NYSE: EPL) has resigned as a director of Superior. The resignation was necessary as a result of the phase-in on November 4, 2004 of the three year look back provisions of the new director independence standards of New York Stock Exchange.

Effective November 4, 2004, Section 303A.02(b)(v) of the New York Stock Exchange Listed Company Manual extends the "look-back" period from one year to three years for presumptive disqualification of directors who are also executive officers or employees of companies which do business together. Under this rule, a director is not deemed independent if he's also an executive officer of a company that makes payments to the listed company in an amount exceeding 2% of the other company's gross revenues. In 2002, Energy Partners paid Superior approximately $4.0 million for service work, or 2.99% of Energy Partners' 2002 revenue (less than 1% of Superior's 2002 revenue), which exceeds the 2% threshold mandated by the rule. Due to Energy Partners' growth, the amount of service work Superior did for Energy Partners in 2003 was less than 2% of Energy Partners' revenue and the amount is also expected to be less than 2% in 2004. The rule, which was adopted in November 2003, was originally proposed such that the computation would have been based on Superior's revenue, and was adopted with a one-year deferral of the three-year look back rule as a result of this significant change.

CEO Terry Hall commented: "We are extremely disappointed to lose Rick's services, especially when the resignation is due to a technicality like this that we don't think affects his independence as a director. Rick has served as an invaluable member of our Board for the past five years. He chaired our governance and nominating committee and served as a member of the audit and compensation committees. With Rick's focus on corporate governance, he felt he should resign from our board if he was no longer deemed independent under the New York Stock Exchange rules. Through his leadership on the governance and nominating committee, we strengthened our governance practices. In addition, Rick provided valuable guidance, insight and counsel on all of our strategic initiatives, especially as it related to SPN Resources. I want to thank Rick for his service and acknowledge that we are a better company today because of his service on our Board."

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, well control, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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